EXHIBIT 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Dave Downing	Jeff Elliott or Geralyn DeBusk
CFO and President — International Division	972-458-8000
402-827-6235
Lindsay Corporation Reports Fiscal 2009 Fourth Quarter, Full-Year Results
OMAHA, Neb., October 21, 2009—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fourth quarter and full fiscal year ended August 31, 2009.
Fourth Quarter Results
Fourth quarter fiscal 2009 total revenues of $73.4 million decreased 50 percent from $147.2 million in the same prior year period. Net earnings were $2.1 million or $0.17 per diluted share compared with $11.3 million or $0.90 per diluted share, in the prior fiscal year’s fourth quarter.
Total irrigation equipment revenues decreased 53 percent to $54.8 million from $115.2 million in the prior fiscal year’s fourth quarter. Domestic irrigation revenues decreased 59 percent, while international irrigation revenues decreased 41 percent as compared to the same prior year period. Infrastructure revenues were $18.6 million compared with $32.0 million in the prior year period, a decrease of 42 percent.
Gross margin was 24.0 percent compared to 25.4 percent a year ago due primarily to unfavorable infrastructure product mix. Operating expenses decreased $3.9 million to $14.1 million compared to the fourth quarter of the prior fiscal year primarily due to lower personnel related costs and were 19.2 percent of sales in 2009 compared with 12.2 percent of sales in the prior year period. Operating income of $3.5 million decreased $15.9 million compared to the prior year period.
Lindsay’s backlog of unshipped orders at August 31, 2009 was $43.6 million compared with $40.2 million at May 31, 2009 and $92.3 million at August 31, 2008. The current backlog includes approximately $19.0 million of quick move barrier for the previously disclosed road project in Mexico City. During the fourth quarter, the initial deposit was received for the Mexico City road project and work started on the project.
Full-Year Results
Total revenues for the fiscal year ended August 31, 2009 were $336.2 million, a 29 percent decrease from $475.1 million for the prior year. Total irrigation equipment revenues of $255.5 million declined 32 percent from a year ago. Domestic irrigation revenues decreased 34%, while international irrigation revenues decreased 28% compared to the fiscal year ended August 31, 2008. Infrastructure revenues declined 19 percent to $80.7 million compared to fiscal 2008.
Gross margin was 24.0 percent compared to 26.1 percent for the year ended August 31, 2008 due to decreased volume and changes in product mix. Manufacturing efficiency decreased on irrigation products during fiscal 2009 resulting from significantly reduced factory volume. Gross margin on infrastructure products decreased as a result of unfavorable product mix, manufacturing variances on lower volume, and higher steel costs. The Company’s operating expenses of $58.2 million for fiscal 2009 decreased $3.4 million as compared to fiscal 2008. The decrease in operating expenses for fiscal 2009 was primarily attributable to lower personnel related costs.
The Company’s operating income for the fiscal year was $22.4 million compared to $62.2 million during the prior year period. Net earnings were $13.8 million or $1.11 per diluted share, as compared to $39.4 million, or $3.20 per diluted share for the prior year period.
On July 20, 2009, Lindsay announced that it had increased its regular quarterly cash dividend by 7 percent to $0.08 per share from $0.075 per share. The new annual indicated rate is $0.32 per share, an increase from the previous annual indicated rate of $0.30 per share.
Outlook
Rick Parod, president and chief executive officer, commented, “Farmers continued to remain cautious throughout the year about making investments in capital goods. Updated USDA estimates predict net farm income for 2009 well below last year’s record and 15% below the ten year average. In the US, demand for road infrastructure products was positively impacted by stimulus funds; however, it may now be tempered by uncertainty surrounding federal highway funding. We continue to control expenditures, and our focus on cash flow has resulted in cash and cash equivalents increasing $35.2 million to $85.9 million at year end compared with the end of fiscal 2008. During the year, we also reduced our long-term debt by $6.2 million.”
Parod added, “As world population continues to grow, expanded food production, efficient water use, and improvements in transportation infrastructure remain very positive long-term growth drivers for our business segments.”
Fourth-Quarter Conference Call
Lindsay’s fiscal 2009 fourth quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 748-0479 domestically, or (706) 758-9823 internationally, and referring to conference ID # 33174497. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.
About the Company
Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. At August 31, 2009, Lindsay had approximately 12.4 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that we file with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expectation,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended August 31,
(in thousands, except per share amounts)	2009	2008	2007

Operating revenues	$336,228	$475,087	$281,857
Cost of operating revenues	255,597	351,255	212,125

Gross profit	80,631	123,832	69,732

Operating expenses:
Selling expense	22,361	25,177	17,396
General and administrative expense	29,816	30,010	23,897
Engineering and research expense	6,037	6,406	4,680

Total operating expenses	58,214	61,593	45,973

Operating income	22,417	62,239	23,759

Other income (expense):
Interest expense	(2,030)	(3,035)	(2,399)
Interest income	934	1,735	2,162
Other income (expense), net	(782)	172	611

Earnings before income taxes	20,539	61,111	24,133

Income tax provision	6,716	21,706	8,513

Net earnings	$13,823	$39,405	$15,620

Basic net earnings per share	$1.12	$3.30	$1.34

Diluted net earnings per share	$1.11	$3.20	$1.31

Weighted average shares outstanding	12,294	11,936	11,633
Diluted effect of stock equivalents	167	388	331

Weighted average shares outstanding assuming dilution	12,461	12,324	11,964

Lindsay Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	August 31,	August 31,
($ in thousands, except par values)	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$85,929	$50,760
Receivables, net of allowance, $1,864, and $1,457, respectively	42,862	88,410
Inventories, net	46,255	53,409
Deferred income taxes	6,881	7,108
Other current assets	7,602	7,947

Total current assets	189,529	207,634

Property, plant and equipment, net	59,641	57,571
Other intangible assets, net	29,100	30,808
Goodwill, net	24,174	24,430
Other noncurrent assets	5,453	5,447

Total assets	$307,897	$325,890

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$20,008	$32,818
Notes payable	—	1,773
Current portion of long-term debt	6,171	6,171
Other current liabilities	33,008	42,693

Total current liabilities	59,187	83,455

Pension benefits liabilities	6,407	5,673
Long-term debt	19,454	25,625
Deferred income taxes	10,391	10,799
Other noncurrent liabilities	4,800	4,437

Total liabilities	100,239	129,989

Shareholders’ equity:
Preferred stock, ($1 par value, 2,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, ($1 par value, 25,000,000 shares authorized, 18,128,743 and 18,055,292 shares issued at August 31, 2009 and 2008, respectively)	18,129	18,055
Capital in excess of stated value	28,944	26,352
Retained earnings	249,588	239,676
Less treasury stock (at cost, 5,763,448 and 5,843,448 shares at August 31, 2009 and 2008, respectively)	(91,998)	(93,275)
Accumulated other comprehensive income, net	2,995	5,093

Total shareholders’ equity	207,658	195,901

Total liabilities and shareholders’ equity	$307,897	$325,890

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)	Years Ended August 31,
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$13,823	$39,405	$15,620
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	10,442	9,253	7,160
Provision for uncollectible accounts receivable	558	75	60
Deferred income taxes	(1,226)	(886)	(2,630)
Stock-based compensation expense	2,140	3,516	2,174
Other, net	1,357	(12)	(106)
Changes in assets and liabilities:
Receivables, net	43,316	(37,267)	(3,497)
Inventories, net	7,726	(7,959)	(10,925)
Other current assets	1,009	113	(2,606)
Accounts payable	(12,116)	12,038	4,335
Other current liabilities	(6,965)	10,748	1,604
Current taxes payable	(3,140)	3,357	(349)
Other noncurrent assets and liabilities	571	(1,868)	(716)

Net cash provided by operating activities	57,495	30,513	10,124

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(10,500)	(14,093)	(14,647)
Proceeds from sale of property, plant and equipment	21	93	165
Acquisition of business, net of cash acquired	(3,076)	(21,028)	(16,705)
Proceeds from settlement of net investment hedge	859	1,124	—
Purchases of marketable securities available-for-sale	—	(13,860)	(90,700)
Proceeds from maturities of marketable securities available-for-sale	—	41,490	79,150

Net cash used in investing activities	(12,696)	(6,274)	(42,737)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under stock compensation plan	1,419	6,530	3,350
Proceeds from issuance of long-term debt	—	15,000	13,196
Principal payments on long-term debt	(6,171)	(21,171)	(5,229)
Net borrowings on revolving line of credit	(1,633)	1,032	—
Excess tax benefits from stock-based compensation	344	7,263	1,266
Dividends paid	(3,754)	(3,419)	(3,090)

Net cash (used in) provided by financing activities	(9,795)	5,235	9,493

Effect of exchange rate changes on cash	165	264	798

Net increase (decrease) in cash and cash equivalents	35,169	29,738	(22,322)
Cash and cash equivalents, beginning of period	50,760	21,022	43,344

Cash and cash equivalents, end of period	$85,929	$50,760	$21,022

SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid	$11,081	$12,262	$9,082
Interest paid	$2,146	$3,066	$2,397